EXHIBIT 10.3

SECURITY AGREEMENT

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT REFERRED TO BELOW. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE CLAIMHOLDERS PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER CLAIMHOLDERS HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.

SECURITY AGREEMENT dated as of October 3, 2008, between AMPEX CORPORATION, a corporation duly organized and validly existing under the laws of Delaware (the “Borrower”); each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto (each individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”); each ADDITIONAL OBLIGOR that may become a party hereto after the date hereof in accordance with Section 6.11 (an “Additional Obligor”, together with the Borrower and each Subsidiary Guarantor, the “Obligors” and each individually, an “Obligor”); and HILLSIDE CAPITAL INCORPORATED, as collateral agent for the Claimholders (as hereinafter defined) (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

The Borrower, the Subsidiary Guarantors and Hillside Capital Incorporated (“Hillside”) are parties to a Credit Agreement dated as of October 3, 2008 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) providing, subject to the terms and conditions thereof, for loans to be made (and for loans to be deemed to be made) by Hillside to the Borrower.

The Borrower, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (in such capacity, the “Senior Note Trustee”), are parties to an Indenture dated as of October 3, 2008 (as modified and supplemented and in effect from time to time, the “Indenture”), providing, subject to the terms and conditions thereof, for the issuance of senior secured notes by the Borrower.

The Borrower, the Subsidiary Guarantors, Hillside, the Senior Note Trustee and the Collateral Agent are parties to an Intercreditor Agreement dated as of October 3, 2008 (as modified and supplemented and in effect from time to time, the “Intercreditor Agreement”) providing for, among other things, the relative priorities of the security interests granted by this Agreement and the appointment of the Collateral Agent to act as agent for the Claimholders referred to therein.

To induce said Claimholders to enter into the Transaction Documents referred to in the Intercreditor Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor has agreed to pledge and grant (1) a security interest in the First Lien Collateral (as hereinafter defined) as security for the First Lien Secured Obligations (as so defined) and (2) a security interest in the Second Lien Collateral (as hereinafter defined) as security for the Second Lien Secured Obligations (as so defined). Accordingly, the parties hereto agree as follows:

Section 1. Definitions, Etc.

1.01 Terms Generally. Terms used herein and not otherwise defined herein are used herein as defined in the Intercreditor Agreement.

1.02 Certain Uniform Commercial Code Terms. The terms “Accession”, “Account”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Account”, “Commodity Contract”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Record”, “Software” and “Supporting Obligation” have the respective meanings assigned thereto in Article 9 of the NYUCC. The terms “Entitlement Holder”, “Financial Asset”, “Security”, “Securities Account” and “Security Entitlement” have the respective meanings assigned thereto in Article 8 of the NYUCC. The term “Money” has the meaning assigned thereto in Article 1 of the NYUCC.

1.03 Additional Definitions. In addition, as used herein:

“Agreement” or “Security Agreement” means this security agreement.

“Bailee Collateral” means certificated securities, tangible chattel paper, instruments and goods evidenced by a negotiable document.

“Claimholders” means, collectively, the First Lien Claimholders and the Second Lien Claimholders.

“Collateral” means the First Lien Collateral and/or the Second Lien Collateral, as applicable.

“Collateral Account” has the meaning assigned to such term in Section 4.01(a).

“Copyright Collateral” means all Copyrights, whether now owned or hereafter acquired by any Obligor, including, but not limited to, each registered Copyright identified in Annex 4.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Default” means a “Default” under the Indenture and/or the Credit Agreement.

“Deposit Account” has the meaning provided in Section 9-102(a)(29) of the NYUCC except in no event shall it include any deposit account (i) of which all or a substantial portion of the funds on deposit are used for funding (a) payroll, (b) 401(k) and other retirement plans and employee benefits, and (c) escrow arrangements, (ii) where the balance of such deposit account is swept at the end of each Business Day into a Deposit Account subject to a control agreement, and (iii) (not already subject to these provisions) with an aggregate average daily balance of all funds in all such other deposit accounts for all Obligors not in excess of $100,000 at any time.

“Event of Default” means an “Event of Default” under the Indenture and/or the Credit Agreement.

“Excluded Foreign Subsidiary” means each of the Foreign Subsidiaries of the Borrower listed in Annex 12 hereto.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Secured Obligations at such time, including without limitation the First Lien Trustee and the First Lien Noteholders or any Affiliate of the First Lien Trustee or any First Lien Noteholder.

“First Lien Collateral” has the meaning assigned to such term in Section 3(i).

“First Lien Credit Documents” means the First Lien Indenture, the First Lien Notes, this Agreement and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Secured Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Secured Obligations, including any intercreditor or joinder agreement among holders of First Lien Secured Obligations, to the extent such are effective at the relevant time, as each may be modified from time to time in accordance with the terms of the Intercreditor Agreement; provided that any such modification does not increase the principal amount of First Lien Secured Obligations permitted under the Intercreditor Agreement.

“First Lien Noteholders” means the holder of any note issued under the Indenture.

“First Lien Secured Obligations” means the First Lien Notes in an aggregate principal amount at any one time outstanding of up to $3,658,080, as such principal amount may be increased by amendments complying with Section 5.3(a) of the Intercreditor Agreement, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by the Grantors to the First Lien Claimholders and/or any of their respective affiliates under or in connection with the First Lien Credit Documents (as in effect on the date hereof or amended in accordance with the terms hereof), including interest, charges, fees, costs, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the commencement of an Insolvency or Liquidation Proceeding (including the payment of interest and other amounts which would accrue and become due but for the commencement of such Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such Insolvency or Liquidation Proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by the First Lien Claimholders. To the extent any payment with respect to the First Lien Secured Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Foreign Subsidiary” has the meaning assigned to such term in the Credit Agreement and the Indenture.

“Grant” means a Grant of Trademark Security Interest, substantially in the form of Exhibit I annexed hereto, and a Grant of Patent Security Interest, substantially in the form of Exhibit II annexed hereto, and a Grant of Copyright Security Interest, substantially in the form of Exhibit III annexed hereto.

“Initial Pledged Shares” means the Shares of each Issuer beneficially owned by any Obligor on the date hereof and identified in Annex 3 (Part A).

“Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Obligor with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all customer lists, supplier lists, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, computer and automatic machinery software and programs; (d) all field repair data, sales data and other proprietary information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Obligor; (g) all causes of action, claims and warranties now or hereafter owned or acquired by any Obligor in respect of any of the items listed above; and (h) all proceeds in respect of any of the items listed above (such as, by way of example and not by limitation, license royalties).

“Issuers” means, collectively, (a) the respective Persons identified next to the names of the Obligors on Annex 3 (Part A) under the caption “Issuer”, (b) any other Person that shall at any time be a Subsidiary of any Obligor other than an Excluded Foreign Subsidiary, and (c) the issuer of any equity securities hereafter owned by any Obligor.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Patent Collateral” means all Patents, whether now owned or hereafter acquired by any Obligor, including, but not limited to, each Patent identified in Annex 5.

“Patents” means all patents and patent applications and rights and interests in patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Permitted Encumbrances” has the meaning assigned to such term in Section 2.01.

“Permitted Investment” has, until the Discharge of the First Lien Secured Obligations, the meaning assigned to such term in the Indenture, and thereafter, the meaning assigned to such term in the Credit Agreement.

“Pledged Shares” means, collectively, (i) the Initial Pledged Shares and all other Shares of any Issuer now or hereafter owned by any Obligor other than Voting Stock described under clause (C) of the definition of Excluded Collateral, together in each case with (a) all certificates representing the same, (b) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (c) without prejudice to any provision of any of the Transaction Documents prohibiting any merger or consolidation by an Issuer, all Shares of any successor entity of any such merger or consolidation.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Secured Obligations at such time, including without limitation the Second Lien Lender or any Affiliate of the Second Lien Lender under the Credit Agreement.

“Second Lien Collateral” has the meaning assigned to such term in Section 3(ii).

“Second Lien Credit Documents” means the Second Lien Credit Agreement, the Security Agreement, the Hillside-Ampex/Sherborne Agreement, the other Loan Documents and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Secured Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Secured Obligations, including any intercreditor or joinder agreement among holders of Second Lien Secured Obligations, to the extent such are effective at the relevant time, as each may be modified or Refinanced from time to time in accordance with the terms of the Intercreditor Agreement; provided that any such modification does not increase the principal amount thereof beyond the aggregate principal amount of Second Lien Secured Obligations permitted under the Intercreditor Agreement on the date hereof.

“Second Lien Lender” means the “Lender” under and as defined in the Credit Agreement.

“Second Lien Secured Obligations” means all “Loans” outstanding under and as defined in the Credit Agreement and the other Second Lien Credit Documents, an aggregate principal amount at any one time outstanding of up to $25,000,000, as such principal amount may be increased by amendments complying with Section 5.3(b) of the Intercreditor Agreement, the Series A Preferred Stock (as defined in the Hillside-

Ampex/Sherborne Agreement), the guarantees by the Subsidiary Guarantors of the Loans and of the Series A Preferred Stock contained in the Hillside-Ampex/Sherborne Agreement executed and delivered in connection with the Credit Agreement, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by the Grantors to the Second Lien Claimholders and/or any of their respective affiliates under or in connection with the Second Lien Credit Documents (as in effect on the date hereof or amended in accordance with the terms thereof and hereof), including interest, charges, fees, costs, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Credit Agreement or after the commencement of an Insolvency or Liquidation Proceeding (including the payment of interest and other amounts which would accrue and become due but for the commencement of such Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such Insolvency or Liquidation Proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by the Second Lien Claimholders. To the extent any payment with respect to the Second Lien Secured Obligations (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Secured Obligations” means the First Lien Secured Obligations and the Second Lien Secured Obligations.

“Securities Act” has the meaning assigned to such term in Section 5.05(b).

“Shares” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person.

“Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by any Obligor, including, but not limited to, each Trademark identified in Annex 6, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” means all trade names, trademarks and service marks, logos, designs, indicia, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Voting Stock” has the meaning assigned to such term in the Credit Agreement and the Indenture.

Section 2. Representations and Warranties. Each Obligor represents and warrants to the Claimholders and the Collateral Agent that:

2.01 Title. Such Obligor is the sole beneficial owner of the Collateral in which it purports to grant the security interests pursuant to Section 3 (other than Intellectual Property in relation to which such Obligor is the joint beneficial owner) and no Lien exists upon such Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interests created or provided for herein, which security interests constitute a valid first and prior perfected Lien on the Collateral, other than (i) Money not held in a Deposit Account (ii) Commercial Tort Claims not listed in Annex 7 hereto, and (iii) as otherwise provided for herein (subject to the terms of the Intercreditor Agreement) and (b) the Liens expressly permitted by Section 7.02 of the Credit Agreement and Section 5.06 of the Indenture (the “Permitted Encumbrances”).

2.02 Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Obligor as of the date hereof are correctly set forth in Annex 1. Annex 1 correctly specifies the place of business of each Obligor or, if such Obligor has more than one place of business, the location of the chief executive office of such Obligor.

2.03 Changes in Circumstances. Such Obligor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), (b) except as specified in Annex 1, heretofore changed its name, or (c) except as specified in Annex 2, heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.04 Pledged Shares. The Initial Pledged Shares constitute (a) 100% of the issued and outstanding Shares of each Issuer other than a Foreign Subsidiary beneficially owned by such Obligor on the date hereof (other than any Shares held in a Securities Account referred to in Annex 8), whether or not registered in the name of such Obligor and (b) in the case of each Issuer that is a first tier Foreign Subsidiary, (i) 65% of the issued and outstanding shares of Voting Stock of such Issuer and (ii) 100% of all other issued and outstanding Shares of whatever class of each Issuer beneficially owned by such Obligor on the date hereof (other than any constituting Investment Property held in a Securities Account referred to in Annex 8), in each case whether or not registered in the name of such Obligor (or, in the case of any supplement to Annex 3 effecting a pledge thereof, as of the date of such supplement). Annex 3 (Part A) correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Shares, and (in the case of any corporate Issuer) the respective class and par value of such Shares and the respective number of such Shares (and registered owners thereof) represented by each such certificate.

The Initial Pledged Shares, and all other Pledged Shares in which such Obligor shall hereafter grant security interests pursuant to Section 3 will be duly authorized, validly issued, fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed and not as a result of any rights contained in any organizational documents). None of the Pledged Shares are or will be subject to any effective contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational instrument of the respective Issuer thereof, upon the transfer of such Pledged Shares. There are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares except as may be permitted by the Transaction Documents (as defined in the Credit Agreement and the Indenture).

2.05 Promissory Notes. Annex 3 (Part B) sets forth a complete and correct list of all promissory notes (other than any constituting Investment Property held in a Securities Account referred to in Annex 8) held by any Obligor on the date hereof having an aggregate principal amount in excess of $10,000.

2.06 Intellectual Property. Annexes 4, 5 and 6, respectively, set forth under the name of such Obligor a complete and correct list of all copyright registrations, patents, patent applications, trademark registrations and trademark applications owned by such Obligor on the date hereof (or, in the case of any supplement to Annexes 4, 5 and 6 upon the execution and delivery of a Guarantee Assumption Agreement or other supplement effecting a pledge thereof, as of the date of such supplement).

Except pursuant to licenses and other user agreements entered into by such Obligor in the ordinary course of business that are listed in Annexes 4, 5 and 6 (including as supplemented pursuant to any Guarantee Assumption Agreement or by any other supplement effecting a pledge thereof), such Obligor has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in Annexes 4, 5 and 6 (as so supplemented), and all registrations listed in Annexes 4, 5 and 6 (as so supplemented) are, except as noted therein, in full force and effect.

To such Obligor’s knowledge, (i) except as set forth in Annexes 4, 5 and 6 (as supplemented pursuant to any Guarantee Assumption Agreement or by any other supplement effecting a pledge thereof), there is no violation by others of any right of such Obligor with respect to any Copyright, Patent or Trademark listed in Annexes 4, 5 and 6 (as so supplemented), respectively, under the name of such Obligor and (ii) such Obligor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings alleging such infringement have been instituted or are pending against such Obligor and no written claim against such Obligor has been received by such Obligor, alleging any such violation, except as may be set forth in Annexes 4, 5 and 6 (as so supplemented). Such Obligor does not, as at the date hereof, own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.

2.07 Commercial Tort Claims. Annex 7 sets forth a complete and correct list of all Commercial Tort Claims of such Obligor in existence on the date hereof that have been asserted in judicial proceedings.

2.08 Deposit, Securities and Commodity Accounts. Annex 8 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodities Accounts of such Obligor on the date hereof.

2.09 Delivery of Certain Collateral. All certificates or Instruments (excluding checks) with a value in excess of $100,000 individually or $500,000 in the aggregate, evidencing, comprising or representing the Collateral, have been delivered to the Collateral Agent duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

2.10 Chattel Paper. Such Obligor has no interest in any Chattel Paper with a value in excess of $100,000 individually or $500,000 in the aggregate, except as set forth in Annex 9, as updated from time to time.

2.11 Letter-of-Credit Rights. Such Obligor has no interest in any Letter-of-Credit Rights with a value in excess of $1,500,000 individually or $3,000,000 in the aggregate, except as set forth on Annex 10, as updated from time to time.

2.12 Documents. No negotiable Documents are outstanding with respect to any of the Inventory with a value in excess of $100,000 individually or $500,000 in the aggregate, except as set forth on Annex 11, as updated from time to time.

2.13 Motor Vehicles. On the date hereof, the aggregate book value of all Motor Vehicles owned by all Obligors is less than $100,000.

The representations and warranties as to the information set forth in the Annexes are made as to each Obligor (other than any Additional Obligor that may become an “Obligor” in accordance with Section 6.11) as of the date hereof and as to each Additional Obligor that may become an “Obligor” in accordance with Section 6.11 as of the date of the applicable Guarantee Assumption Agreement, except that, in the case any supplement to this Agreement or notice delivered pursuant to Section 5.04(d), such representations and warranties are made as of the date of such supplement or notice.

Section 3. Collateral.

(i) First Lien Collateral. As collateral security for the payment in full when due (whether at stated maturity, by required payment, by declaration, by acceleration, demand or otherwise) of the First Lien Secured Obligations, each Obligor hereby pledges and grants to the Collateral Agent for the benefit of the First Lien Claimholders a security interest in all of such Obligor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3(i) being collectively referred to herein as “First Lien Collateral”):

(a) all Accounts;

(b) all Chattel Paper (whether tangible or electronic);

(c) all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Goods not covered by the other clauses of this Section 3(i);

(i) all Instruments, including all Promissory Notes;

(j) all Intellectual Property;

(k) all Inventory;

(l) all Investment Property not covered by other clauses of this Section 3(i), including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(m) all Letter-of-Credit Rights and other Supporting Obligations;

(n) all Payment Intangibles;

(o) the Pledged Shares;

(p) all Software;

(q) all Commercial Tort Claims, including those arising out of the events described in Annex 7;

(r) the Collateral Account and any money or other property therein;

(s) all Records;

(t) all other tangible and intangible personal property whatsoever of such Obligor; and

(u) all Proceeds of any of the First Lien Collateral, all Accessions to and substitutions and replacements for any of the First Lien Collateral, and all offspring, rents, profits and products of any of the First Lien Collateral, and, to the extent related to any First Lien Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor),

IT BEING UNDERSTOOD, HOWEVER, that in no event shall the First Lien Collateral include the following (“Excluded Collateral”) (A) general or limited partnership interests in a general or limited partnership, in excess of the maximum extent permitted under the applicable organizational instrument pursuant to which such partnership is formed, (B) any lease, license, contract, property rights or agreement to which any Obligor is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Obligor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than, to the extent that any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction), (C) Voting Stock of any Issuer that is a Foreign Subsidiary in excess of 65% of the aggregate issued and outstanding Voting Stock of such Issuer, (D) any letter of credit rights for a specified purpose to the extent Obligor is required by applicable law to apply the proceeds of such letter of credit rights for a specified purpose, (E) assets subject to purchase money financing or capital leases permitted under the Credit Agreement and the Indenture to the extent that the governing contractual arrangements expressly prohibit the granting of a security interest in such assets, (F) any collateral as to which the Collateral Agent has determined (in its sole discretion), in writing, that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein, and (G) cash to secure reimbursement obligations in respect of letters of credit permitted to be incurred pursuant to Section 7.01(f) of the Credit Agreement or Section 5.03(f) of the Indenture.

(ii) Second Lien Collateral. As collateral security for the payment in full when due (whether at stated maturity, by required payment, by declaration, by acceleration, demand or otherwise) of the Second Lien Secured Obligations, each Obligor hereby pledges and grants to the Collateral Agent for the benefit of the Second Lien Claimholders a security interest in all of such Obligor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3(ii) being collectively referred to herein as “Second Lien Collateral”):

(a) all Accounts;

(b) all Chattel Paper (whether tangible or electronic);

(c) all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Goods not covered by the other clauses of this Section 3(ii);

(i) all Instruments, including all Promissory Notes;

(j) all Intellectual Property;

(k) all Inventory;

(l) all Investment Property not covered by other clauses of this Section 3(ii), including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(m) all Letter-of-Credit Rights and other Supporting Obligations;

(n) all Payment Intangibles;

(o) the Pledged Shares;

(p) all Software;

(q) all Commercial Tort Claims, including those arising out of the events described in Annex 7;

(r) the Collateral Account and any money or other property therein;

(s) all Records;

(t) all other tangible and intangible personal property whatsoever of such Obligor; and

(u) all Proceeds of any of the Second Lien Collateral, all Accessions to and substitutions and replacements for any of the Second Lien Collateral, and all offspring, rents, profits and products of any of the Second Lien Collateral, and, to the extent related to any Second Lien Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor),

IT BEING UNDERSTOOD, HOWEVER, that in no event shall the Second Lien Collateral include any Excluded Collateral (as defined above).

(iii) Obligors Remain Liable. Anything contained herein to the contrary notwithstanding, (A) each Obligor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (B) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Obligor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (C) the Collateral Agent shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Obligor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Cash Proceeds of Collateral.

4.01 Collateral Account. The Collateral Agent may at any time cause to be established, at a banking institution selected by the Collateral Agent, a cash collateral account (the “Collateral Account”), that:

(i) to the extent of all Investment Property or Financial Assets (other than cash) credited thereto shall be a Securities Account in respect of which the Collateral Agent shall be the Entitlement Holder, and

(ii) to the extent of any cash credited thereto shall be a Deposit Account in respect of which the Collateral Agent shall be the depositary bank’s customer, and into which each Obligor agrees to deposit from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Collateral Agent pursuant to any of the Transaction Documents, or pursuant hereto, and into which any Obligor may from time to time deposit any additional amounts that either of them wishes to provide as additional collateral security hereunder. The Collateral Account, and any money or other property from time to time therein, shall constitute part of the First Lien Collateral and the Second Lien Collateral as provided in Section 3 and shall not constitute payment of any Secured Obligations until applied as hereinafter provided.

4.02 Proceeds of Casualty Events. Without limiting the generality of the provisions of the foregoing Section 4.01, promptly following the occurrence of any Casualty Event affecting the property of any Obligor (whether or not such property is Collateral under this Agreement), such Obligor through the Borrower shall give prompt notice thereof to the Collateral Agent and, if an Event of Default has occurred and is continuing, shall cause (unless otherwise consented to by the majority of the First Lien Claimholders and the majority of the

Second Lien Claimholders) the proceeds of insurance, condemnation award or other compensation received as a result of such Casualty Event to be paid to the Collateral Agent, for deposit into the Collateral Account, as additional collateral security for the payment of the First Lien Secured Obligations and the Second Lien Secured Obligations, and such proceeds shall be applied to the payment of the Secured Obligations as specified in Section 5.2 of the Intercreditor Agreement.

4.03 Withdrawals. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided in this Section 4.03 and Section 4.04 below. The Collateral Agent shall (except as otherwise provided in this Section 4.03) remit the collected balance standing to the credit of the Collateral Account to or upon the order of the relevant Obligor as such Obligor through the Borrower shall from time to time instruct, provided that at any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Claimholders as provided in the Intercreditor Agreement, shall) in its (or their) discretion, in accordance with the Intercreditor Agreement, apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account (regardless of the origin thereof) to the payment of the Secured Obligations as specified in Section 4.1(b) of the Intercreditor Agreement.

4.04 Proceeds of Accounts.

(i) Each Obligor shall, for not less than three years from the date on which each Account of such Obligor arose, maintain (A) complete Records of such Account, including records of all payments received, credits granted and merchandise returned, and (B) all documentation relating thereto.

(ii) Except as otherwise provided in this subsection (ii), each Obligor shall continue to collect, at its own expense, all amounts due or to become due to such Obligor under the Accounts. In connection with such collections, each Obligor may take (and, upon the occurrence and during the continuance of an Event of Default at the Collateral Agent’s direction, shall take) such action as such Obligor or the Collateral Agent (after the occurrence of an Event of Default) may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Obligor of its intention to do so, to instruct all account debtors in respect of Accounts, Chattel Paper and General Intangibles and all obligors on Instruments to make all payments in respect thereof either (i) directly to the Collateral Agent (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Agent) or (ii) to one or more other banks in the United States of America (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Agent) under arrangements, in form and substance satisfactory to the Collateral Agent, pursuant to which such Obligor shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Collateral Agent for deposit into the Collateral Account. All payments made to the Collateral Agent, as provided in the preceding sentence, shall be immediately deposited in the Collateral Account.

In addition to the foregoing, each Obligor agrees after the occurrence and continuance of an Event of Default that if the proceeds of any Collateral hereunder (including the payments made in respect of Accounts) shall be received by it, such Obligor shall as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by such Obligor for and as the property of the Collateral Agent.

4.05 Investment of Balance in Collateral Account. The cash balance standing to the credit of the Collateral Account shall be invested from time to time in such Permitted Investments as the respective Obligor through the Borrower (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, subject to compliance with the Indenture, which Permitted Investments shall be held in the name and be under the control of the Collateral Agent (and credited to the Collateral Account), provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Claimholders as provided in the Intercreditor Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations then due and payable in the manner specified in Section 4.1(b) of the Intercreditor Agreement.

Section 5. Further Assurances; Remedies. In furtherance of the grants of the pledges and security interests pursuant to Section 3, the Obligors hereby jointly and severally agree with the Collateral Agent for the benefit of the Claimholders as follows:

5.01 Delivery and Other Perfection. Each Obligor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable in the judgment of the Collateral Agent to create, preserve, perfect, maintain the perfection of or validate the security interests granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interests, and without limiting the foregoing, shall:

(a) if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by such Obligor, forthwith (x) deliver to the Collateral Agent the certificates or instruments representing or evidencing the same duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the First Lien Collateral and the Second Lien Collateral and (y) take such other action as the Collateral Agent may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(b) promptly from time to time deliver to the Collateral Agent any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request; provided that (other than in the case of the Promissory Notes described in Annex 3 (Part B)) so long as no Event of Default shall have occurred and be continuing, such Obligor may retain for collection in the ordinary course any Instruments received by such Obligor in the ordinary course of business and the Collateral Agent shall, promptly upon request of such Obligor through the Borrower, make appropriate arrangements for making any Instrument delivered by such Obligor available to such Obligor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Collateral Agent, against trust receipt or like document);

(c) within 45 days from the date hereof, or after acquisition thereof (which time may be extended at the Collateral Agent’s sole discretion), enter into such control agreements, each in form and substance reasonably acceptable to the Collateral Agent, as may be required to perfect the security interests created hereby in any and all Deposit Accounts, Investment Property, Electronic Chattel Paper and Letter-of-Credit Rights, and will promptly furnish to the Collateral Agent true copies thereof together with the written agreement with respect thereto from the applicable financial institution, provided that the Collateral Agent shall not exercise such control prior to the occurrence and continuance of an Event of Default;

(d)(i) promptly notify the Collateral Agent in writing of any material rights to Intellectual Property acquired by such Obligor after the date hereof or of any filing of an application for any Trademark, Patent or Copyright after the date hereof, and, promptly upon the request of the Collateral Agent, shall execute and deliver such (A) supplements to this Agreement or short-form security agreements as the Collateral Agent may reasonably deem necessary or desirable to protect the interests of the Collateral Agent in respect of that portion of the Collateral consisting of Intellectual Property and (B) a Grant for recordation with respect thereto in the applicable filing office; and (ii) on or before the next Quarterly Update Date following receipt thereof, notify the Collateral Agent in writing of any rights to Intellectual Property acquired by such Obligor after the date hereof (other than the rights to Intellectual Property notified to the Collateral Agent under clause (i) hereof) and, upon the request of the Collateral Agent, shall take such actions described in clause (i) hereof as the Collateral Agent shall deem appropriate;

(e) promptly upon request of the Collateral Agent, cause the Collateral Agent to be listed as the lienholder on any certificate of title or ownership covering Motor Vehicles valued in excess of $100,000 in the aggregate (other than Motor Vehicles constituting Inventory) and within 120 days of such request deliver evidence of the same to the Collateral Agent;

(f) except as otherwise provided in Section 6.06 of the Credit Agreement, keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement; and

(g) except as otherwise provided in Section 6.06 of the Credit Agreement, permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at such Obligor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Collateral Agent may require.

5.02 Other Financing Statements or Control. Except as otherwise permitted under Section 7.02 of the Credit Agreement or Section 5.06 of the Indenture, no Obligor shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any effective financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent (as agent for the First Lien Claimholders or the Second Lien Claimholders, as applicable) is not named as the sole secured party for the benefit of the Claimholders, or (b) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

5.03 Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

5.04. Special Provisions Relating to Certain Collateral.

(a) Pledged Shares.

(i) The Obligors will cause the Pledged Shares to constitute at all times (1) 100% of the total number of Shares of each Issuer other than a Foreign Subsidiary then outstanding owned by the Obligors and (2) in the case of any Issuer that is a Foreign Subsidiary, 65% of the total number of shares of Voting Stock of such Issuer and 100% of the total number of shares of all other classes of capital stock of such Issuer then issued and outstanding owned by the Obligors.

(ii) Unless and until an Event of Default shall have occurred and be continuing, the Obligors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not in conflict with the terms of this Agreement, the other Transaction Documents or any other instrument or agreement referred to herein or therein. The Collateral Agent shall execute and deliver to the Obligors or cause to be executed and delivered to the Obligors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Obligors may reasonably request for the purpose of enabling the Obligors to exercise the rights and powers that they are entitled to exercise pursuant to this Section 5.04(a)(ii).

(iii) Unless and until an Event of Default shall have occurred and be continuing, the Obligors shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares paid in cash out of earned surplus.

(iv) The Obligors agree that they will execute and deliver, for any Issuer that is a Foreign Subsidiary, a supplemental pledge agreement providing for the granting of a security interest in the related Pledged Shares governed by the laws of the jurisdiction in which such Foreign Subsidiary is organized and deliver related opinions of local legal counsel in respect thereof, in each case in form and substance reasonably acceptable to the Collateral Agent, to the extent that the Collateral Agent reasonably determines that the benefits afforded by such supplemental pledge agreement merit the delivery thereof in light of the cost and expense thereof.

(v) If any Event of Default shall have occurred and be continuing, whether or not any Claimholder exercises any available right to declare any Secured Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the other Transaction Documents or any other agreement relating to such Secured Obligations, all dividends and other distributions on the Pledged Shares shall be paid directly to the Collateral Agent and retained by it in the Collateral Account as part of the First Lien Collateral and the Second Lien Collateral, subject to the terms of this Agreement, and, if the Collateral Agent shall so request in writing, the Obligors jointly and severally agree to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Collateral Agent shall, upon request of the Obligors (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Agent to the Obligors.

(b) Intellectual Property.

(i) Each Obligor shall (in each case acting in accordance with its commercially reasonable business judgment):

(A) use reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, such Obligor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

(B) take any and all steps to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Intellectual Property, including, without limitation, where appropriate entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(C) use proper statutory notice in connection with its use of any of the Intellectual Property and products and services covered by the Intellectual Property; and

(D) use a commercially appropriate standard of quality in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks.

(ii) Except as otherwise provided in this Section 5.04(b), each Obligor shall continue to collect, at its own expense, all amounts due or to become due to such Obligor in respect of the Intellectual Property or any portion thereof. In connection with such collections, each Obligor may take (and, after the occurrence and during the continuance of any Event of Default at the Collateral Agent’s reasonable direction, shall take) such action as such Obligor may deem reasonably necessary or advisable to enforce collection of such amounts; provided, the Collateral Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Obligor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Obligor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Obligor might have done. After receipt by any Obligor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence and upon the occurrence and during the continuance of any Event of Default, (i) all amounts and proceeds (including checks and Instruments) received by each Obligor in respect of amounts due to such Obligor in respect of the Intellectual Property or any portion thereof shall be segregated from other funds of such Obligor, shall be received in trust for the benefit of the Collateral Agent hereunder, shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 5.09, and (ii) such Obligor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(iii) Each Obligor shall have the duty diligently, through counsel reasonably acceptable to the Collateral Agent, to prosecute, file and/or make, unless and until such Obligor, in its commercially reasonable judgment, decides otherwise, (i) any application for registration relating to any of the Intellectual Property owned, held or used by such Obligor and set forth in Annexes 4, 5 or 6, as applicable, that is pending as of the date of this Agreement, (ii) any Copyright registration on any existing or future unregistered but copyrightable works owned by such Obligor (except for works of nominal commercial value or with respect to which such Obligor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration), (iii) any application on any future patentable but unpatented innovation or invention owned by such Obligor comprising Intellectual Property, and (iv) any Trademark opposition and cancellation proceedings, renew Trademark registrations and Copyright registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all Intellectual Property owned by such Obligor. Any expenses incurred in connection therewith shall be borne solely by Obligors. Subject to the foregoing, each Obligor shall give the Collateral Agent written notice of any abandonment of any Intellectual Property.

(iv) Except as provided in this Agreement, each Obligor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation or other damage, or reexamination or reissue proceedings as are necessary to protect the Intellectual Property. Each Obligor shall promptly, following its becoming aware thereof, notify the Collateral Agent of the institution of, or of any adverse determination in, any proceeding (whether in an Intellectual Property filing office or any federal, state, local or foreign court) or regarding such Obligor’s ownership, right to use, or interest in any Intellectual Property. Each Obligor shall provide to the Collateral Agent any information with respect thereto requested by the Collateral Agent.

(v) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 5.05 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Obligor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Obligor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. This right shall inure to the benefit of all successors, assigns and transferees of the Collateral Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Obligor.

(vi) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 7.03 of the Credit Agreement and Sections 5.04 and 6.01 of the Indenture that limit the rights of the Obligors to dispose of their property, unless and until an Event of Default shall have occurred and be continuing, the Obligors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Obligors. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing the Collateral Agent shall from time to time, upon the request of the respective Obligor through the Borrower, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Obligor through the Borrower shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (v) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations or earlier expiration of this Agreement or release of the Collateral, the Collateral Agent shall grant back to the Obligors the license granted pursuant to clause (v) immediately above. The exercise of rights and remedies under Section 5.05 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Obligors in accordance with the first sentence of this clause (vi).

(c) Chattel Paper. The Obligors will promptly deliver to the Collateral Agent each original of each item of Chattel Paper valued in excess of $100,000 individually or $500,000 in the aggregate at any time constituting part of the Collateral.

(d) Commercial Tort Claims. If at any time after the date hereof there are any Commercial Tort Claims against any Obligor that have been asserted in judicial proceedings, such Obligor will promptly notify the Collateral Agent thereof in writing, which notice will (A) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (B) constitute an amendment to this Agreement by which such Commercial Tort Claim shall constitute part of the Collateral.

(e) Equipment and Inventory. Each Obligor will:

(i) if any Bailee Collateral is in possession or control of any of such Obligor’s agents or processors, if the aggregate book value of all such Bailee Collateral exceeds $100,000 individually or $500,000 in the aggregate, and in any event upon the occurrence of an Event of Default, instruct such agent or processor to hold all such Bailee Collateral for the account of the Collateral Agent and subject to the instructions of the Collateral Agent;

(ii) if any Inventory is located on premises leased by such Obligor, use reasonable efforts to deliver to the Collateral Agent as soon as practicable, but in any event within 60 days of the date hereof (which period may be extended at the sole discretion of the Collateral Agent), a fully executed collateral access agreement; and

(iii) promptly upon the issuance and delivery to such Obligor of any negotiable Document, deliver such Document to the Collateral Agent.

5.05 Remedies.

(a) Rights and Remedies Generally upon Default. If an Event of Default shall have occurred and is continuing, the Collateral Agent shall have all of the rights and remedies with respect to the First Lien Collateral and the Second Lien Collateral of a secured party under the NYUCC (whether or not the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to such Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i) the Collateral Agent in its discretion may, in its name or in the name of any Obligor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of such Collateral, but shall be under no obligation to do so;

(ii) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of such Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of such Collateral;

(iii) the Collateral Agent may, or may require the Obligors to, notify (and each Obligor hereby authorizes the Collateral Agent to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of such Collateral that such Collateral has been assigned to the Collateral Agent (as agent for the First Lien Claimholders and as agent for the Second Lien Claimholders) hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Collateral Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Obligor they shall be held in trust by such Obligor for the benefit of the Collateral Agent and as promptly as possible remitted or delivered to the Collateral Agent for application as provided herein);

(iv) the Collateral Agent may require the Obligors to assemble such Collateral at such place or places, reasonably convenient to the Collateral Agent and the Obligors, as the Collateral Agent may direct;

(v) the Collateral Agent may apply the Collateral Account and any money or other property therein as provided in Section 4.1(b) of the Intercreditor Agreement;

(vi) the Collateral Agent may require the Obligors to cause the Pledged Shares to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any of such Pledged Shares is transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to the respective Obligor copies of any notices and communications received by it with respect to such Pledged Shares); and

(vii) the Collateral Agent may sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Collateral Agent or any holder of any Secured Obligation or anyone else may be the purchaser, lessee, assignee or recipient of any or all of such Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 5.05, including by virtue of the exercise of any license granted to the Collateral Agent in Section 5.04(b), shall be applied in accordance with Section 5.09.

(b) Certain Securities Act Limitations. The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c) Additional Remedies for Intellectual Property.

(i) Upon the occurrence and during the continuation of an Event of Default, (A) the Collateral Agent shall have the right (but not the obligation) to bring suit, in the name of any Obligor, the Collateral Agent or otherwise, to enforce any Intellectual Property, in which event each Obligor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and each Obligor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 9.03 of the Credit Agreement and Section 11.10 of the Indenture, as applicable, in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Obligor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property by others and for that purpose agrees to use its commercially reasonable judgment in maintaining any action, suit or proceeding against any Person so infringing reasonably necessary to prevent such infringement; (B) upon written demand from the Collateral Agent, each Obligor shall execute and deliver to the Collateral Agent an assignment or assignments of Intellectual Property and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (C) each Obligor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Claimholder) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property.

(ii) If (A) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (B) no other Event of Default shall have occurred and be continuing, (C) an assignment to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made, and (D) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Obligor, the Collateral Agent shall promptly execute and deliver to such Obligor such assignments as may be necessary to reassign to such Obligor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to the Collateral Agent and the Permitted Encumbrances.

(d) Notice. The Obligors agree that to the extent the Collateral Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days’ notice shall be deemed to constitute reasonable prior notice.

5.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligors shall remain liable for any deficiency.

5.07 Locations; Names; Etc. Without at least 15 days’ prior written notice to the Collateral Agent, no Obligor shall (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

5.08 Private or Public Sale. The Collateral Agent and the Claimholders shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private or public sale pursuant to Section 5.05 conducted in a commercially reasonable manner. Each Obligor hereby waives any claims against the Collateral Agent or any Claimholder arising by reason of the fact that the price at which the Collateral may have been sold at such a private or public sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

5.09 Application of Proceeds. Except as otherwise herein expressly provided, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under Section 4 or this Section 5, shall be applied by the Collateral Agent as provided in Section 4 of the Intercreditor Agreement.

5.10 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Collateral Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

5.11 Perfection and Recordation. Prior to or concurrently with the execution and delivery of this Agreement, each Obligor shall

(a) deliver to the Collateral Agent all certificates evidencing any of the Pledged Shares, accompanied by undated stock or other powers duly executed in blank;

(b) deliver the originals of any of the promissory notes referred to in Section 3(i);

(c) cause each Issuer (other than an Issuer the ownership interests in which are evidenced by certificates or are not a Subsidiary or Obligor) to agree that it will comply with instructions regarding perfection and recordation originated by the Collateral Agent; and

(d) execute, deliver and record Grants with the applicable Intellectual Property filing office relating to Collateral consisting of Intellectual Property as the Collateral Agent may reasonably request.

In addition, each Obligor authorizes the Collateral Agent to file Uniform Commercial Code financing statements describing each of the First Lien Collateral and the Second Lien Collateral as “all assets” or “all personal property including fixtures” of such Obligor (provided that no such description shall be deemed to modify the description of such Collateral set forth in Section 3).

5.12 Termination. When all Secured Obligations shall have been paid in full and the Commitments of Hillside under the Credit Agreement shall have expired or been terminated, this Agreement shall terminate, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligor and to be released and canceled all licenses and rights referred to in Section 5.04(b).

The Collateral Agent shall also, at the expense of such Obligor, execute and deliver to the respective Obligor upon such termination such Uniform Commercial Code termination statements, any certificates for terminating the Liens on the Motor Vehicles (if any), notices to terminate control and such other documentation as shall be reasonably requested by the respective Obligor to effect the termination and release of the Liens on the Collateral as required by this Section 5.12.

5.13 Further Assurances. Each Obligor agrees that, from time to time upon the written request of the Collateral Agent, such Obligor will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement. The Collateral Agent shall release any Lien covering any asset that has been disposed of in compliance with Section 7.03 of the Credit Agreement and Section 11.06 of the Indenture upon the direction of the First Lien Trustee in the manner provided in Section 5.1(c) of the Intercreditor Agreement.

Section 6. Miscellaneous.

6.01 Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its “Address for Notices” specified pursuant to Section 9.8 of the Intercreditor Agreement, and shall be deemed to have been given at the times specified in said Section 9.8.

6.02 No Waiver. No failure on the part of the Collateral Agent or any Claimholder to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Claimholder of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

6.03 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Obligor and the Collateral Agent (with the consent of the First Lien Trustee (until the Discharge of the First Lien Secured Obligations) and the Second Lien Lender). Any such amendment or waiver shall be binding upon the Collateral Agent, each holder of any of the Secured Obligations and each Obligor.

6.04 Expenses. The Obligors jointly and severally agree to reimburse each of the Claimholders and the Collateral Agent for all reasonable costs and expenses incurred by them (including the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Obligors in respect of the Collateral that the Obligors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Obligor, the Collateral Agent, the Claimholders and each holder of any of the Secured Obligations (provided that no Obligor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent).

6.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

6.07 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Transaction Document shall affect any right that the Collateral Agent or any Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against any Obligor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

6.08 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.09 Agents and Attorneys-in-Fact. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

6.10 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Claimholders in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

6.11 Additional Obligors. As contemplated by Section 6.09 of the Credit Agreement and Section 5.17 of the Indenture, a new Subsidiary of the Borrower formed or acquired by the Borrower after the date hereof may become a “Subsidiary Guarantor” under the Credit Agreement and the Indenture and an Obligor under this Agreement, by executing and delivering to the Collateral Agent Guarantee Assumption Agreements in the respective forms of Exhibit C to the Credit Agreement and Subsidiary Guarantee in a supplemental indenture to the Indenture. Accordingly, upon the execution and delivery of such Guarantee Assumption Agreements by any such Subsidiary, such new Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a “Subsidiary Guarantor” for all purposes of this Agreement, and each of the Annexes hereto shall be supplemented in the manner specified in such Guarantee Assumption Agreement.

6.12 Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent for the benefit of the Claimholders pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Claimholders hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Security Agreement, the terms of the Intercreditor Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

AMPEX CORPORATION

By	/s/ D. Gordon Strickland
Name: D. Gordon Strickland Title: President and Chief Executive Officer

SUBSIDIARY GUARANTORS

AMPEX DATA INTERNATIONAL CORPORATION

By	/s/ Lawrence Chiarella
Name: Lawrence Chiarella Title: President

AMPEX DATA SYSTEMS CORPORATION

By	/s/ Lawrence Chiarella
Name: Lawrence Chiarella Title: President

AMPEX FINANCE CORP.

By	/s/ D. Gordon Strickland
Name: D. Gordon Strickland Title: President

AMPEX INTERNATIONAL SALES CORPORATION

By	/s/ Lawrence Chiarella
Name: Lawrence Chiarella Title: President

33

COLLATERAL AGENT HILLSIDE CAPITAL INCORPORATED

By	/s/ Raymond F. Weldon
Name: Raymond F. Weldon Title: Managing Director

ANNEX 1

FILING DETAILS

Legal Name of Obligor	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Mailing Address	Places of Business
Ampex Corporation	Corporation	Delaware	2285798	1228 Douglas Avenue, Redwood City, CA 94063-3117

Ampex Data Systems Corporation	Corporation	Delaware	2219578	1228 Douglas Avenue, Redwood City, CA 94063-3117	1228 Douglas Avenue, Redwood City, CA 94063-3117

Ampex Data International Corporation	Corporation	Delaware	3589771	1228 Douglas Avenue, Redwood City, CA 94063-3117	—

Ampex International Sales Corporation	Corporation	California	C0906557	1228 Douglas Avenue, Redwood City, CA 94063-3117	—

Ampex Finance Corporation	Corporation	Delaware	2180917	1228 Douglas Avenue, Redwood City, CA 94063-3117	—

Annex 1 to Security Agreement

ANNEX 2

NEW DEBTOR EVENTS

None.

Annex 2 to Security Agreement

ANNEX 3

SHARES AND PROMISSORY NOTES

Shares:

Owner	Issuer	Class	Par Value	Shares	Certificate No.	% Ownership
Ampex Corporation	Ampex Data Systems Corporation	Common	$1.00	1,000	2	100%
Ampex Data Systems Corporation	Ampex Data International Corporation	Common	$0.01	1,000	1	100%
Ampex Corporation	Ampex Finance Corporation	Common	$1.00	1,000	1	100%
Ampex Corporation	Ampex Holdings Corporation	Common	$0.01	1,000	C 1	100%
Ampex Corporation	Ampex International Sales Corporation	Common	$1.00	2,500	1	100%
Ampex Finance Corporation	AFC Holdings Corporation	Common	$1.00	900	1	100%
Ampex Data Systems Corporation	Ampex Great Britain Limited	N/A	£1.00	65,000	5	100% (Pledge limited to 65% of voting stock represented by this Certificate)

Annex 3 to Security Agreement

Owner	Issuer	Class	Par Value	Shares	Certificate No.	% Ownership
Ampex Data Systems Corporation	Ampex Great Britain Limited	N/A	£1.00	35,000	6	100% (Pledge limited to 65% of voting stock represented by Certificate No. 5)
Ampex Data Systems Corporation	Ampex Japan, LTD.	Common	None	21,457	I-001	100% (Pledge limited to 65% of voting stock represented by this Certificate)
Ampex Data Systems Corporation	Ampex Japan, LTD.	Common	None	11,555	I-002	100% (Pledge limited to 65% of voting stock represented by Certificate No. I-001)

Promissory Notes:

None.

Annex 3 to Security Agreement

ANNEX 4

LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS AND APPLICATIONS FOR

COPYRIGHT REGISTRATIONS

None.

Annex 4 to Security Agreement

ANNEX 5

LIST OF PATENTS AND PATENT APPLICATIONS

See attached for list of patents.

Co-Owned Patents

The following patents are co-owned by Ampex Corporation and Quantum (by assignment and acquisition from E-Systems):

ID	Description
Ampex ID 3661	Triple Orthogonally Interleaved Error Correction System (US 5392299)

Ampex ID 3736	Tape Media Formatted to Include Multiple, Spaced Apart System Zones Each for Storing Volume Format Information (US 5446602)

Ampex ID 3738	Systems Zones for Non-Beginning of Tape Operations (US 5872667)

Ampex ID 3759	Tape Volume Partitioning (US 5388012)

Ampex ID 3760	Transparent File Marks (US 5450250)

LICENSES GRANTED

Ampex Corporation owns certain rights of Sweet River Music, Inc. (“Sweet River”), a California corporation dissolved on September 22, 1982. Sweet River acts as publisher of a song catalog and receives performance and mechanical royalties pursuant to certain licensing arrangements.

Patent License Agreements

Consumer and Professional Video Tape Recorder (“VTR”) License Agreement dated as of April 1, 1986 between Debtor and AISA, as Licensors, and Sony Corporation (“Sony”), as Licensee (the “1986 License Agreement”).

Consumer VTR License Agreement dated as of January 1, 1995, between Debtor as Licensor, and Sharp Corporation (“Sharp”), as Licensee.

Consumer VTR License Agreement dated as of February 21, 1995, between Debtor, as Licensor, and Sanyo Electric Company, Ltd. (“Sanyo”), as Licensee.

Consumer VTR License Agreement dated as of September 16, 1995, between Debtor, as Licensor, and Funai Electric Company Limited (“Funai”), as Licensee (the “1995 License Agreement”).

Annex 5 to Security Agreement

Consumer VTR License Agreement dated as of April 1, 1996, between Debtor, as Licensor, and Hitachi, Ltd., as Licensee.

Computer Data Recorder License Agreement dated as of April 1, 1996 between Debtor, as Licensor, and Hitachi, Ltd., as Licensee.

Consumer VTR License Agreement dated as of December 29, 1996 between Debtor, as Licensor, and Canon Inc. (“Canon”), a Licensee.

Consumer VTR License Agreement dated as of July 1, 1997, between Debtor, on the one hand, as Licensor, and Toshiba Corporation, Toshiba Video Products Pte., Ltd., and Toshiba Consumer Products (UK) Ltd., on the other hand (collectively, “Toshiba”), as Licensee.

Consumer VTR License Agreement dated as of April 1, 1998, between Debtor, as Licensor, and Orion Electric Co., Ltd., as Licensee.

Consumer VTR License Agreement dated as of July 1, 1998, between Debtor, as Licensor, and Shintom Company Ltd., as Licensee.

First Amendment dated as of June 16, 2000, to the 1995 License Agreement, between Debtor, as Licensor, and Funai, as Licensee.

Second Amendment dated as of January 1, 2001, to the 1995 License Agreement between Debtor, as Licensor, and Funai, as Licensee.

Amendment dated as of October 1, 2001, to 1995 License Agreement between Debtor, as Licensor, and Sharp, as Licensee.

Consumer and Professional VTR and Digital Still Camera (“DSC”) License Agreement dated as of April 1, 2003, between Debtor, as Licensor, and Matsushita Electrical Industrial Co., Ltd. and Victor Company of Japan, Ltd., as Licensees.

DVD License Agreement dated as of January 1, 2004, between Debtor, as Licensor, and Funai, as Licensee.

DSC License Agreement dated April 1, 2004, between Debtor, as Licensor, and Sanyo, as Licensee.

DSC License Agreement dated as of July 1, 2004, between Debtor, as Licensor, and Canon, as Licensee.

Annex 5 to Security Agreement

DSC License Agreement dated as of September 1, 2004, between Debtor, as Licensor, and Pentax Corporation, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Casio Computer Co., Ltd., as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Fuji Photo Film Co., Ltd., as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Funai, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Konica Minolta Holdings, Inc., as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Nikon Corporation, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Olympus Corporation, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Samsung Techwin Co., Ltd., as Licensee.

Amendment dated as of October 1, 2004, to the 1986 License Agreement, between Debtor, as Licensor, and Sony, as Licensee.

Consumer VTR License Agreement dated as of October 1, 2004, between Debtor, as Licensor, and Sony, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Sony, as Licensee.

Consumer VTR License Agreement dated as of June 1, 2005, between Debtor, as Licensor, and Samsung Electronics Co. Ltd., as Licensee.

Annex 5 to Security Agreement

ANNEX 6

LIST OF TRADEMARK AND SERVICE MARK REGISTRATIONS AND APPLICATIONS

FOR TRADEMARK AND SERVICE MARK REGISTRATIONS

See attached for list of trademarks.

Annex 6 to Security Agreement

ANNEX 7

LIST OF COMMERCIAL TORT CLAIMS

None.

Annex 7 to Security Agreement

ANNEX 8

LIST OF DEPOSIT, SECURITIES AND COMMODITIES ACCOUNTS

Debtor	Bank Account	Bank	Account #
Ampex Corporation	Concentration Account	Wells Fargo	4589619709

Ampex Corporation	Miscellaneous Account	Citibank	96419446

Ampex Corporation	Payroll Account	Wells Fargo	4950042796

Ampex Corporation	Disbursement Account	Wells Fargo	4121644058

Ampex Corporation	Utility Reserve Account	Wells Fargo	4121708184

Ampex Data Systems Corporation	Lock Box Account	Bank of America	8188400129

Ampex Data Systems Corporation	Credit Card Account	Wells Fargo	4518053665

Ampex Data Systems Corporation	Concentration Account	Wells Fargo	4323200196

Ampex Data Systems Corporation	Payroll Account	Wells Fargo	4323037952

Ampex Data Systems Corporation	Disbursement Account	Wells Fargo	4121732150

Ampex Data Systems Corporation	T-Bill Account	Wells Fargo	12718151

Ampex Data Systems Corporation	Letter of Credit Account	Comerica	1892365022

Ampex Data Systems Corporation	Money Market Account	Comerica	1892365022

Annex 8 to Security Agreement

ANNEX 9

LIST OF CHATTEL PAPER

None.

Annex 9 to Security Agreement

ANNEX 10

LIST OF LETTER-OF-CREDIT RIGHTS

None.

Annex 10 to Security Agreement

ANNEX 11

LIST OF DOCUMENTS

None.

Annex 11 to Security Agreement

ANNEX 12

EXCLUDED FOREIGN SUBSIDIARIES

Foreign Subsidiary:	Jurisdiction
Ampex Cintas Magneticas, S.A.	Mexico

Ampex de Colombia, S.A.	Colombia

Ampex de Mexico, S.A. de C.V. (1)	Mexico

Ampex do Brasil Electronica Ltd.	Brazil

Ampex S.A.	Belgium

Ampex Europa GmbH	Germany

Annex 12 to Security Agreement